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Exhibit 10.3

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

    THIS FIRST AMENDMENT is made on December 17, 2001 (the "Effective Date"), by and among NETBANK, INC. (the "Company"), the parent bank holding company of NETBANK, a federal savings bank (the "Bank") (collectively, the "Employer"), and ROBERT E. BOWERS (the "Executive").

W I T N E S S E T H:

    WHEREAS, the Employer and the Executive entered into that certain employment agreement dated as of January 1, 2000 (the "Employment Agreement"); and

    WHEREAS, the parties wish to amend the Employment Agreement to modify the severance benefits and to reflect additional obligations on the part of the Employer pertaining to incentive compensation;

    NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as of the Effective Date to amend the Employment Agreement as follows:

    1.  By deleting the existing Section 1.7 and substituting therefor the following:

      "1.7 'Initial Term' shall mean that period of time commencing on the date of execution of this Agreement by the Employer and the Executive and running until the earlier of three (3) years thereafter or any termination of employment of the Executive under this Agreement as provided for in Section 3."

    2.  By adding the following new Section 2.4:

      "2.4 The Executive agrees to resign voluntarily as a member of the Board of Directors of the Company, effective as of the date the merger of Resource Bancshares Mortgage Group, Inc. with and into the Company (the "Merger") is consummated (the "Closing Date"); provided, however, that in the event that the Merger is not consummated on or before September 30, 2002, the Executive agrees to resign voluntarily at any time thereafter at the request of the Chairman of the Employer."

    3.  By adding the following new Section 3.2.5:

      "3.2.5 For any reason, the Executive may elect to terminate this Agreement on or before January 31, 2002, provided that the Executive shall give prior written notice to the Employer of his intention to terminate this Agreement."

    4.  By adding the following new Section 3.2.6:

      "3.2.6 If the Merger is consummated on or before September 30, 2002, during the 30-day period beginning on the date which is eleven (11) months following the Closing Date, the Executive may elect to terminate this Agreement, provided that the Executive shall give prior written notice to the Employer of his intention to terminate this Agreement."

    5.  By adding the following new Section 3.3.2(c):

      "(c) Pursuant to Section 3.2.5 or 3.2.6, the Company shall be required to meet its obligations to the Executive under Section 3.4 below; provided, however, that if employment is terminated by the Executive pursuant to Section 3.2.5, the Company's obligations shall be conditioned upon the Executive, prior to such termination and in his capacity as the Chief Financial Officer of the Employer, having used his best efforts to effect the Company's acquisition of Resource Bank Mortgage Group, Inc. (the "Acquisition"), including the exertion of all reasonable efforts to secure the approval of the Acquisition by the shareholders of the Company and the approval of all regulatory authorities which are necessary to consummate the Acquisition. In addition, prior to such termination, the Executive shall have applied his best efforts to preserve intact the business of the Employer, including, but not limited to, the retention of its customers, employees and vendors. In addition, as a further condition to any obligations of the Company as may arise pursuant to Section 3.2.5, the Executive, subsequent to such termination, shall make himself reasonably available to the Employer to perform such tasks to effect the Acquisition as the Employer reasonably determines are best performed by Executive given the nature of his position with, and services performed for, the Employer prior to such termination."

    6.  By deleting the existing first paragraph of Section 3.4 and substituting therefor the following:

      "3.4 Termination Payments. In the event that the Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.1(b), Section 3.2.2(a) or Section 3.2.3, the Company shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product of the (a) Average Monthly Compensation multiplied by (b) thirty-six (36). In addition, for a period of thirty-six (36) months after the effective date of the termination (the "Severance Period"), the Company shall cause the Bank to continue to provide to the Executive, to the extent practicable, the benefits described in Section 4.3; provided, however, that in lieu of providing health benefits, the Company shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Bank to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Bank. To the extent the Company determines that the continuation of any other benefits by the Bank is not practicable, the Company shall pay the Executive an amount equal to what would have been the Bank's cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents if the coverage could have been continued.

      In the event the Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.5, the Company shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product, of the (a) Average Monthly Compensation multiplied by (b) thirty-six (36). In addition, for the Severance Period, the Company shall cause the Bank to continue to provide to the Executive, to the extent practicable, the benefits described in Section 4.3 hereof; provided, however, that in lieu of providing health benefits, the Company shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Bank to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Bank. To the extent the Company determines that the continuation of any other benefits is not practicable, the Employer shall pay the Executive an amount equal to what would have been the Bank's cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents if the coverage could have been continued.

      In the event the Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.6, the Company shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product, of the (a) Average Monthly Compensation multiplied by (b) eighteen (18). In addition, for a period of eighteen (18) months from the effective date of the termination (the "Alternative Severance Period"), the Company shall cause the Bank to continue to provide to the Executive, to the extent practicable, the benefits described in Section 4.3 hereof; provided, however, that in lieu of providing health benefits, the Company shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Bank to a former employee and eligible dependents for the greater of the Alternative Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Bank. To the extent the Company determines that the continuation of any other benefits is not practicable, the Employer shall pay the Executive an amount equal to what would have been the Bank's cost of providing the coverage for such benefits during the Alternative Severance Period to the Executive and his eligible dependents if the coverage could have been continued."

    7.  By adding the following new Subsection (c) to Section 4.2:

      "(c) The Executive shall be entitled to a bonus payment equal to $250,000 (the "Special Incentive Compensation") if the Merger is consummated on or before September 30, 2002. The Special Incentive Compensation shall be paid to the Executive in a single lump sum payment in cash on the Closing Date or as soon as practicable thereafter (the "Payment Date"); provided, however, that the Special Incentive Compensation will only be paid to the Executive if (1) the Merger is consummated on or before September 30, 2002; and (2) one of the following three conditions is satisfied: (i) the Executive remains employed by the Company or the Bank continuously through the Payment Date; (ii) the Executive is terminated by the Company without Cause pursuant to Section 3.2.1(b) on or after November 1, 2001 regardless of whether such termination occurs prior to or after the Merger; (iii) the Executive resigns pursuant to Section 3.2.5, regardless of whether such termination occurs prior to or after the Payment Date; or (iv) the Executive dies or becomes subject to a Permanent Disability following the effective date of the Merger but prior to the Payment Date."

    8.  By adding the following new Subsection (d) to Section 4.2:

      "(d) As of the Closing Date or as soon as practicable thereafter and subject to Executive's continued employment with the Employer through the option grant date, the Executive shall be entitled to receive an option to purchase 100,000 shares of the Company's common stock."

    9.  By adding the following new Subsection (e) to Section 4.2:

      "(e) In the event the Company offers one or more employees the opportunity to cancel any existing options to purchase shares of the Company's common stock in exchange for a $2.00 per share cash payment, the Executive shall be eligible to cancel all or any portion of his then outstanding options on the same terms and conditions. In addition, if the Company offers to cancel existing options as described in the preceding sentence on or before September 30, 2002, the Executive shall be entitled to receive a cash payment equal to $200,000. Any payments due to the Executive pursuant to this Section 4.2(e) shall not be conditioned upon the Executive's continuing employment with the Employer."

    10. By adding the following new Subsection (f) to Section 4.2:

      "(f) In the event the Employer implements the deferred compensation program for senior executives currently under consideration by the Compensation Committee of the Board of Directors of the Company (the "Proposed Deferred Compensation Program") prior to the effective date of the Executive's termination of employment, the Executive will be eligible to participate in the Proposed Deferred Compensation Program on terms comparable to other senior executives of the Employer. If the Proposed Deferred Compensation Program becomes effective as contemplated herein, the Executive shall receive credit under the Proposed Deferred Compensation Program for all of his years of service with the Employer beginning on the date he first performed an hour of service for the Employer. Payment of any amounts due to the Executive under the Proposed Deferred Compensation Program, if any, shall be made in accordance with the terms and conditions of the Proposed Deferred Compensation Program as adopted by the Employer."

    11. By deleting the existing Subsection (a) of Section 4.3 and substituting therefor the following new Subsection (a):

      "(a) In addition to the Base Salary, Incentive Compensation and Special Incentive Compensation, the Executive shall be entitled to such other benefits as may be available from time to time for executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits, and such other benefits as the Employer deems appropriate."

    12. By deleting the existing Subsection (d) of Section 4.3 and substituting therefor the following new Subsection (d):

      "(d) The Executive shall be reimbursed for membership in a country club approved by the Chief Executive Officer and title to the Employer's Mercedes-Benz automobile currently made available to the Executive for his use shall be transferred to the Executive on the Effective Date or as soon as practicable thereafter. The Executive acknowledges that the value of the automobile at the time of transfer will constitute imputed income to the Executive. In addition, the Executive shall be provided with a car allowance during the Term of this Agreement as approved by the Chief Executive Officer."

    In all remaining respects, the terms of the Employment Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the day and year first above written.

NETBANK, INC.:
By:	/s/ T. STEPHEN JOHNSON
Print Name:	T. Stephen Johnson
Title:	Chairman of the Board
NETBANK:
By:	/s/ T. STEPHEN JOHNSON
Print Name:	T. Stephen Johnson
Title:	Chairman of the Board
EXECUTIVE:
/s/ ROBERT E. BOWERS ROBERT E. BOWERS

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
W I T N E S S E T H